Ford

Ford Motor Company
One American Road
P.O. Box 1899
Dearborn, Michigan 48126



						September 12, 2007


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549


Authority to Sign Reports under Section 16(a) of the Securities Exchange Act of 1934 or Rule 144 under the Securities Act of 1933


Ladies and Gentlemen:

	Please let this letter serve to confirm the authority I have granted, effective immediately, to Peter J. Sherry, Jr., Secretary, and Jerome F. Zaremba, Counsel,
Ford Motor Company, to execute and file with the Securities and Exchange
Commission and other relevant securities exchanges reports, notices and any other documents required of me under Section 16(a) of the Securities Exchange
Act of 1934 or Rule 144 under the Securities Act of 1933.

	This authority shall remain in effect until I shall have notified you in writing of its termination.


		Sincerely,

		/s/Stephen G. Butler

		Stephen G. Butler
		Director